Exhibit 10.18

Domino’s Pizza®

Deferred Compensation Plan

Amended and Restated Effective: October 11, 2022

PREAMBLE

This Domino’s Pizza Deferred Compensation Plan is amended and restated by Domino’s Pizza LLC for the benefit of the directors and certain executive Employees of Domino’s Pizza LLC and its affiliates, effective as of October 11, 2022. The purpose of this amendment and restatement is to allow directors of Domino’s Pizza, Inc. to defer annual equity awards under Plan. The Plan was last amended and restated effective February 8, 2013.

The purpose of the Plan is to provide supplemental retirement income and to permit Eligible Persons the option to defer receipt of certain compensation, pursuant to the terms of the Plan. The Plan insofar as it may benefit employees of Domino’s Pizza LLC and its affiliates is intended to be an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees under sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.

TABLE of CONTENTS

Article 1.	Definitions.	1
1.1.	Definitions	1
Article 2.	Participation.	4
2.1.	Date of Participation	4
2.2.	Initial Election Period	4
Article 3.	Amount of Deferrals (and Employer Credits if any).	4
3.1.	Salary Deferrals	4
3.2.	Bonus Deferrals	5
3.3.	Director Remuneration Deferrals	5
3.4.	Timing	5
3.5.	Employer Credits	5
3.6.	Time of Transfer of Assets	6
Article 4.	Participants’ Accounts.	6
4.1.	Individual Accounts	6
4.2.	Accounting for Distributions	6
4.3.	Designation of Notional Investment Options	6
Article 5.	Earnings Credits.	6
5.1.	Manner of Determination	6
5.2.	Notional Investment Decisions	6
5.3.	Notional Investment in Stock Unit Fund	7
Article 6.	Right to Benefits.	7
6.1.	In General	7
6.2.	Distributions Upon a Separation From Service	8
6.3.	Distributions Upon Death	8
6.4.	Distributions Upon a Change in Control	8
6.5.	Payments at a Specified Time	8
6.6.	Distributions Due to an Unforeseeable Emergency	9
6.7.	Adjustment for Investment Experience	9
Article 7.	Distribution of Benefits.	9
7.1.	Time and Form of Distribution Upon a Separation From Service or at a Specified Time	9
7.2.	Delay of Payment to Specified Employees Upon a Separation From Service	10
7.3.	Change in Time or Method of Distribution	10

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7.4.	Notice to Trustee	10
7.5.	Withholding; Employment Taxes	10
Article 8.	Amendment and Termination.	11
8.1.	Amendment by Employer	11
8.2.	Retroactive Amendments	11
8.3.	Plan Termination	11
8.4.	Distribution Upon Termination of the Plan	11
Article 9.	The Rabbi Trust.	12
9.1.	Establishment of Rabbi Trust	12
Article 10.	Miscellaneous.	12
10.1.	Communication to Participants	12
10.2.	Limitation of Rights	12
10.3.	Spendthrift Provision	12
10.4.	Facility of Payment	12
10.5.	No Implied Rights	12
10.6.	No Right to Employer Assets	13
10.7.	No Employment Rights	13
10.8.	Offset	13
10.9.	Notices	13
10.10.	Governing Law	13
Article 11.	Plan Administration.	14
11.1.	Powers and Responsibilities of the Administrator	14
11.2.	Effect of Interpretation or Determination	14
11.3.	Claims and Review Procedures	14
11.4.	Plan’s Administrative Costs	15
11.5.	Section 409A of the Code	15

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Plan Provisions for the
Domino’s Pizza® Deferred
Compensation Plan

Article 1. Definitions.

1.1. Definitions. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context. Wherever appropriate, the masculine may mean the feminine and the singular may mean the plural or vice versa.

(a)
“Account” means an account established on the books of the Company for the purpose of recording amounts credited on behalf of a Participant and any adjustments related thereto, which may consist of one or more sub-accounts.
(b)
“Administrator” means the Company or such other person or persons as may be designated by the Company to be responsible for the administration of the Plan. For purposes of interaction between the Company and any third party administrator, the person that holds the title of Director – Compensation & Benefits (or such similar position) for the Company shall be charged with communicating the Company’s direction regarding the Plan to such third party administrator. As it relates to any matters concerning executive officers of Domino’s Pizza, Inc. or members of the Board, other than ministerial and administrative matters, the Administrator shall mean the Compensation Committee of the Board or the Board, as applicable.
(c)
“Base Salary” means the salary earned by an Employee Participant before employee elective deferrals into the Domino’s Pizza 401(k) Savings Plan and any salary reductions under the Domino’s Employee Benefits Program.
(d)
“Beneficiary” means the person or persons entitled under Section 7.1 to receive benefits under the Plan upon the death of a Participant.
(e)
“Bonus” means any bonus amount earned by an Employee Participant.
(f)
“Board of Directors” or “Board” means the Board of Directors of Domino’s Pizza, Inc.
(g)
“Bonus Deferral” means the Bonus amount elected by an Employee Participant to be deferred as part of a Compensation reduction agreement pursuant to Section 3.2 of the Plan.
(h)
“Change in Control” means a change in the ownership or effective control of Domino’s Pizza, Inc. or in the ownership of a substantial portion of the assets of Domino’s Pizza, Inc., as those terms are defined in Treasury Regulations Section 1.409A-3(i)(5).
(i)
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(j)
“Company” means Domino’s Pizza LLC.

(k)
“Compensation” means Base Salary, Bonus, and/or Director Remuneration.
(l)
“Director” means any member of the Board of Directors.
(m)
“Director Remuneration” means (i) the retainer and fees earned by a Director from Domino’s Pizza, Inc., the publicly traded corporation of which the Company is a subsidiary, and (ii) the annual or other equity or equity-based award granted to a Director under the Domino’s Pizza, Inc. 2004 Equity Incentive Plan (or any successor thereto, the “EIP”) in respect of his or her Board service (the “Director Equity Grant”).
(n)
“Director Remuneration Deferral” means the Director Remuneration amount elected by a Director to be deferred as part of a Compensation reduction agreement pursuant to Section 3.3 of the Plan.
(o)
Eligible Person” means (i) a Director, or (ii) an Employee designated for participation by the Compensation Committee of the Board of Directors who is a member of a “select group of management or highly compensated employees” of the Employer.
(p)
“Employee” means any employee of the Employer.
(q)
“Employer” means Domino’s Pizza LLC and any successors and assigns, unless otherwise provided herein, and shall include any Related Employers adopting this Plan.
(r)
“Employer Credit” means that portion of an Account that is comprised of any credits described in Section 3.5 of the Plan.
(s)
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(t)
“Participant” means any Eligible Person who elects to defer Compensation, who receives an Employer Credit, and/or for whose benefit an Account is maintained under the Plan.
(u)
“Plan” means the plan established by the Employer as set forth herein, as from time to time in effect.
(v)
“Plan Year” means the 12-consecutive month period beginning January 1 and ending December 31.
(w)
“Related Employer” means any employer, other than the Employer named herein, if the Employer and such other employer are members of a controlled group of corporations (as defined in Section 414(b) of the Code) or an affiliated service group (as defined in Section 414(m)), or are trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c)).
(x)
“Salary Deferral” means the Base Salary amount elected by an Employee Participant to be deferred as part of a Compensation reduction agreement pursuant to Section 3.1 of the Plan.

(y)
“Separation From Service” means a separation from service, within the meaning of Treasury Regulations Section 1.409A-1(h), with the Employer and any other company that would be treated as a single employer with the Employer under the first sentence of Treasury Regulations Section 1.409A-1(h)(3); correlative terms shall be construed to have a corresponding meaning. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Treasury Regulations Section 1.409A-1(h) for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan. As applied to any deferral under the Plan, the term “Separation from Service” shall be construed and applied without regard to any later modifications of such term that if applied to such deferral would result in an impermissible acceleration or other impermissible change in payment timing under Section 409A of the Code, as determined by the Administrator.
(z)
“Specified Employee” means an individual who is determined by the Administrator to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Administrator may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Plan.

(aa) “Specified Time” has the meaning set forth in Section 6.5.

(bb) “Stock” means the common stock of Domino’s Pizza, Inc. or any other equity security of the Company (or its successor) designated by the Administrator from time to time.

(cc) “Stock Unit” means a unit that is equivalent in value to one share of Stock.

(dd) “Stock Unit Fund” means the measurement fund for notional investment in Stock.

(ee) “Trust” means the irrevocable trust established pursuant to Article 9 of the Plan.

(ff) “Trustee” means the corporation or individuals named in the agreement establishing the Trust and such successor and/or additional trustees as may be named in accordance with the provisions of such agreement.

(gg) “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Treasury Regulations Section 1.409A-3(i)(3)(i)) of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Some examples may include the imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication and finally, the need to pay for the funeral expenses of a spouse, a beneficiary or a dependent (as defined in Treasury Regulations Section 1.409A-3(i)(3)(i)). Except as otherwise provided in this

Section 1.1(dd), the purchase of a home and the payment of college tuition are not unforeseeable emergencies. The foregoing requirements shall be met only if, as determined under regulations of the U.S. Secretary of the Treasury, the amounts distributed with respect to such an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(hh) “Valuation Date” means the last day of the Plan Year and such other date(s) as may be designated by the Administrator.

Article 2. Participation.

2.1. Date of Participation. Except as provided in Section 2.2, an Eligible Person will generally be eligible to defer Compensation with respect to any amounts earned in a subsequent Plan Year (and, in limited circumstances, certain Bonus amounts that constitute “performance-based compensation” earned in the current Plan Year as further described in Section 3.4 below) provided a timely election to defer such amounts is made in accordance with Section 3.4. The Administrator in its discretion may permit separate deferral elections under this Article 2 for separate types of Compensation (including, without limitation, in the case of a Director, separate elections for cash retainers and fees, including an election to receive such cash retainers and fees in the form of Deferred RSUs (as defined below), and Director Equity Grants).

2.2. Initial Election Period. For any individual who first becomes an Eligible Person after the normal deferral election deadline under the Plan, the Administrator, in its sole discretion, may permit such Employee or Director to make an initial election within 30 days after the date he becomes an Eligible Person, to defer Compensation earned subsequent to the election. Other than as provided in the last sentence of Section 3.4 below, any election under this Section 2.2 will apply (i) (A) with respect to any Director retainer, only to retainers for calendar quarters beginning after the election, (B) with respect to any Director Equity Grant, only to the portion of such award that relates to services performed following the date on which such Director executes such election, and (ii) with respect to any Bonus, only to that portion of the Bonus which equals the total amount of the Bonus for the performance measurement period multiplied by the ratio of the number of days remaining in the performance measurement period after the election, over the total number of days in the performance measurement period. An initial deferral election under this Section 2.2 shall only be available to the extent it complies with Treasury Regulations Section 1.409A-2(a)(7).

Article 3. Amount of Deferrals (and Employer Credits if any).

3.1. Salary Deferrals. Each Participant who is an Employee may elect to execute a Compensation reduction agreement with the Employer to reduce his or her Base Salary for the Plan Year by a specified percentage determined by the Administrator, not to exceed forty percent (40%) of his or her Base Salary in whole number multiples of one percent (1%).

3.2. Bonus Deferrals. Each Participant who is an Employee may also elect to execute a Compensation reduction agreement with the Employer to reduce his or her Bonus by a specified percentage determined by the Administrator, not to exceed eighty percent (80%) of his or her Bonus in whole number multiples of one percent (1%).

3.3. Director Remuneration Deferrals. Each Participant who is a Director may elect to execute a Compensation reduction agreement with the Employer to reduce his or her Director Remuneration for the Plan Year as follows: (i) with respect to that portion of Director Remuneration consisting of cash retainers and fees (including that portion of such cash retainers and fees, if any, elected by a Director to be received as Deferred RSUs), by a specified percentage determined by the Administrator, not to exceed one-hundred percent (100%) of such cash retainers and fees in whole number multiples of ten percent (10%) and (ii) with respect to that portion of Director Remuneration consisting of the Director Equity Grant, by a specified percentage determined by the Administrator, not to exceed one-hundred percent (100%), of the number of shares to be delivered in connection with the vesting or settlement of the Director Equity Grant, which for the avoidance of doubt, except as otherwise provided by the Administrator, shall be granted to such Director in the form of a restricted stock unit award under the EIP (the “Deferred RSU”).

3.4. Timing. Except as otherwise permitted under Section 2.2 for initial elections or as otherwise permitted under this Section 3.4, a Participant’s Compensation reduction agreement must be executed and shall become irrevocable by no later than the December 31 preceding the Plan Year for Compensation payable with respect to services rendered after such date through the following December 31. Notwithstanding the foregoing, to the extent a deferral election relates to any portion of a Bonus that constitutes “performance-based compensation” within the meaning of Treasury Regulations Section 1.409A-1(e), the Participant may make the irrevocable election to defer such performance-based compensation on or before the date that is six months before the end of the performance period, provided that the Participant performs services continuously from (i) the later of (x) the beginning of the performance period and (y) the date the performance criteria are established through (ii) the date such election is made, and provided further that in no event may an election to defer performance-based compensation be made after such compensation is readily ascertainable (as determined in accordance with Treasury Regulations Section 1.409A-2(a)(8)). Subject to such rules as the Administrator may prescribe, any election may be made electronically or in writing.

An agreement to defer Compensation for a Plan Year may be changed at any time prior to the applicable deferral deadline, subject to such additional limitations as the Administrator may prescribe. If a Participant fails to make an election for any Plan Year, the Participant’s election for the prior Plan Year will be cancelled and will not apply for the following Plan Year.

3.5. Employer Credits. From time to time the Employer may, but is not required to, credit (an “Employer Credit”) to a Participant’s Account for a Plan Year an amount (determined in the sole discretion of the Employer by written action of its Board of Directors) in addition to any credits in respect of deferrals under Section 3.1, Section 3.2 and/or Section 3.3. The portion of a Participant’s Account reflecting vested Employer Credits shall be distributed to the Participant in the form and at the time elected by the Participant in accordance with Article 7.

3.6. Time of Transfer of Assets. The Company will from time to time transfer assets to the Trustee to be held in trust for the purposes and subject to the rules set forth in the trust agreement.

Article 4. Participants’ Accounts.

4.1. Individual Accounts. The Administrator will establish and maintain an Account for each Participant which will reflect Salary Deferrals, Bonus Deferrals, Director Remuneration Deferrals consisting of cash retainers and fees (“Retainer Deferral Account”), Director Remuneration Deferrals consisting of Deferred RSUs and any Stock Units credited with respect thereto as provided under Section 5.3 of the Plan (“Stock Unit Account”), and any Employer Credits credited to the Account in respect of the Participant plus credits as described in Article 5 below, as applicable. The Administrator will establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate to discharge its duties under the Plan. Participants will be furnished statements of their Account values at least quarterly during each Plan Year. A Participant shall at all times have a nonforfeitable right to that portion of his or her Account attributable to Salary Deferrals, Bonus Deferrals or Director Remuneration Deferrals, as adjusted for notional investment return and distributions, provided that, with respect to that portion of Director Remuneration Deferrals consisting of the Deferred RSUs and any Stock Units credited with respect thereto, such nonforfeitable right shall commence as of the applicable vesting date of the underlying restricted stock unit. The Administrator shall determine the vesting terms that apply to any Employer Credits and related adjustments.

4.2. Accounting for Distributions. A distribution to a Participant or to a Participant’s Beneficiary(ies) shall be charged to the Participant’s Account as of that date.

4.3. Designation of Notional Investment Options. The Administrator shall have the discretion to designate the range of investment options that shall be available for purposes of determining how Account balances are to be adjusted for notional investment experience; it being understood that all Deferred RSUs shall be allocated to the Stock Unit Fund. The Administrator may change the notional investment options available to Participants at any time and from time to time, without approval from the Participants. Any such change of notional investment options shall become effective as determined by the Administrator in its sole discretion.

Article 5. Earnings Credits.

5.1. Manner of Determination. Notional earnings and other notional investment-related adjustments with respect to the Accounts of Participants shall be determined as though the Accounts were invested and reinvested in the eligible investments selected by the Administrator in the proportions designated by the Participant pursuant to Section 5.2 and adjusted at least quarterly based on the current fair market value.

5.2. Notional Investment Decisions. The notional investments of Accounts shall be as directed by the Administrator except to the extent the Administrator authorizes Participants to direct the notional investment of their respective Accounts. In each case the adjustment of Accounts for notional investment experience shall be subject to such rules, restrictions and limitations as the Administrator may determine.

5.3. Notional Investment in Stock Unit Fund.

(a) The amount credited to the Stock Unit Account with respect to a Director will be notionally invested in the Stock Unit Fund. Except to the extent permitted by the Administrator, amounts credited for notional investment in the Stock Unit Fund shall not be permitted to be subsequently reallocated to any other investment option. Except as otherwise determined by the Administrator or as provided below with respect to fractional Stock Units, amounts allocated to the Stock Unit Account shall be distributable in the form of Stock.

(b) Notional earnings credited to the Stock Unit Fund, including dividends declared with respect to Stock, shall remain allocated to the Stock Unit Fund and deemed to be reinvested in additional Stock Units until such amounts are distributed to the Participant, except as otherwise determined by the Administrator. In the case of a stock dividend, the number of additional Stock Units credited to the Stock Unit Fund shall be equal to the number of Stock Units multiplied by the per share Stock dividend (including fractional shares) declared by Domino’s Pizza, Inc., rounded down to the nearest whole share. In the case of a cash dividend, the number of additional Stock Units credited to the Stock Unit Fund shall be equal to the cash dividend times the number of Stock Units previously credited for notional investment in the Stock Unit Fund, divided by the fair market value of a share of Stock as determined by the Administrator in its sole discretion (with any fractional shares accumulated and, to the extent a fractional Stock Unit exists at the time the Stock Units are settled hereunder, such fractional Stock Unit will be settled in cash). Any Stock Units that are so credited related to a Director Equity Award shall be subject to the same vesting terms and conditions as such Director Equity Award.

(c) The number of Stock Units credited to the Participant’s Stock Unit Account shall be adjusted by the Administrator, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account balance credited to the Stock Unit Account in the event of any reorganization, reclassification, stock split, or other corporate transaction or event which, in the Administrator’s determination, affects the value of the Stock.

(d) Notwithstanding anything to the contrary herein, to the extent required under applicable law, including applicable listing standards, any Stock Units settled in shares of Stock shall reduce the number of shares available for grant under the EIP. To the extent required under applicable law, including applicable listing standards, if the Administrator determines that settlement of Stock Units in shares of Stock could reasonably be expected to result in an issuance of shares of Stock in excess of the limit set forth under such plan (as the same may from time to time be increased by amendment, subject to shareholder approval to the extent required), the Administrator may require that a portion or all of the Stock Units in affected Participants’ Accounts be settled in cash.

Article 6. Right to Benefits.

6.1. In General. Each Participant who is an Employee will receive a distribution of his or her vested Account, to the extent not previously distributed, on the earliest to occur of a Separation From Service, death, a Change in Control, and a Specified Time (if a Specified Time is so elected by the Participant pursuant to Section 6.5). Each Participant who is a Director will receive a distribution of his or her vested Account on the earliest to occur of (i) the later of (a) a

Separation From Service and (b) a Specified Time (if a Specified Time is so elected by the Participant pursuant to Section 6.5), (ii) death, and (iii) a Change in Control. Distributions will also be available in the event of an Unforeseeable Emergency pursuant to Section 6.6.

6.2. Distributions Upon a Separation From Service. If a Participant who is an Employee has a Separation From Service, or if a Participant who is a Director has a Separation From Service that occurs at or after any Specified Time elected by the Director pursuant to Section 6.5, the balance of the Participant’s vested Account will be distributed to him in accordance with Article 7. If a Participant who is a Director has a Separation From Service that occurs before any Specified Time elected by the Director pursuant to Section 6.5, the balance of the Participant’s vested Account will not be distributed to him until the Specified Time in accordance with Article 7 (or, if earlier, until death or a Change of Control).

6.3. Distributions Upon Death. If a Participant dies, his or her designated Beneficiary or Beneficiaries will be entitled to receive the balance of his or her vested Account, calculated as of the date of the distribution due to death. Distribution to the Beneficiary or Beneficiaries will be made in a lump sum payment within sixty (60) days of the Participant’s death.

A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries by giving notice to the Administrator on a form prescribed by or acceptable to the Administrator. If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form.

Except as the Administrator may otherwise determine, a copy of the death certificate or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary, the balance of the vested Account will be paid to his or her surviving spouse or, if none, to his or her estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan).

6.4. Distributions Upon a Change in Control. Upon a Change in Control, the Employer shall pay to the Participant in a lump sum payment the balance of the Participant’s vested Account, calculated as of the date of the distribution due to a Change in Control. Such lump sum payment shall be made within sixty (60) days of the Change in Control, and any adjustments to the Participant’s Account as a result of the application of Paragraph 5.2 above, shall be made based upon the distribution date. Amounts credited to a Stock Unit Account may be settled in cash in the event of a distribution following a Change in Control.

6.5. Payments at a Specified Time. A Participant may elect to have all or a portion of his or her vested Account distributed or commence to be distributed on a specified date or pursuant to a fixed schedule designated by the Participant in accordance with Article 7 (each, a “Specified Time”); provided, however, that should a Separation From Service (in the case of a Participant who is an Employee), the Participant’s death, or a Change in Control occur before the payments commence or before commenced payments have completed, the distribution provisions under Section 6.2, 6.3 or 6.4, as applicable, shall control. Amounts are payable at a Specified Time if objectively determinable amounts are payable at a date or dates that are objectively determinable at the time the amount is deferred, in accordance with Treasury Regulations Section 1.409A-3(i)(1).

6.6. Distributions Due to an Unforeseeable Emergency. A Participant may request a distribution from his or her vested Account in the event of an Unforeseeable Emergency. The request to take a distribution shall be made by completing a form provided by and filed with the Administrator. If the Administrator determines in its sole discretion that an Unforeseeable Emergency has arisen, prior to any distributions, the Administrator will first require that all outstanding Salary Deferrals, Bonus Deferrals, and/or Director Remuneration Deferrals deferred pursuant to Sections 3.1, 3.2, or 3.3 be cancelled. If the Administrator determines that the requested distribution is for the purpose of meeting an Unforeseeable Emergency in accordance with Section 1.1(dd) of the Plan, and that the requested distribution is necessary to relieve the Unforeseeable Emergency even after the cancellation of outstanding deferral election(s), then the amount determined by the Administrator, sufficient to meet the Unforeseeable Emergency in accordance with Section 1.1(dd) of the Plan, shall be paid in a single cash lump sum as soon as practicable. Once a Participant’s deferral election(s) is cancelled under this Section 6.6, a Participant may not elect to again defer Compensation with respect to the Plan Year in which the cancellation occurs, but may elect deferrals with respect to the next Plan Year’s Compensation in accordance with Section 3.4.

6.7. Adjustment for Investment Experience. If any distribution under this Article 6 is not made in a single payment, the amount remaining in the Account after the distribution will continue to be subject to adjustment for notional investment experience until distributed.

Article 7. Distribution of Benefits.

7.1. Time and Form of Distribution Upon a Separation From Service or at a Specified Time. To the extent a payment will be made upon a Separation From Service or at a Specified Time, the Participant, other than a Participant who is a Director and with respect to whom a Stock Unit Account is maintained, shall be paid in the form he elected at the time of deferral pursuant to Article 3, from the options below:

(a) A lump sum payment within sixty (60) days of such event;

(b) A lump sum payment within sixty (60) days of the beginning of the calendar year following the occurrence of such event; or

(c) Annual or quarterly installments commencing on the first day of the next calendar year following the applicable event described above, payable over a period of not less than one (1) year or more than ten (10) years. The Administrator shall determine the amount of each installment by multiplying the balance of the Participant’s vested Account on the date it is scheduled to be paid by a fraction, the numerator of which is one (1) and denominator of which is the number of unpaid installments (e.g., the Employer or Trustee shall distribute 1/10th of the amounts credited to the Participant for the first annual installment, and 1/9th of the amounts credited to the Participant for the second installment, and so on). For these purposes, the right to a series of installment payments shall be treated as a right to a single payment.

In the case of a Participant who is a Director and who has amounts allocated to a Stock Unit Account, such Director shall receive that number of shares of Stock equal to the number of

Stock Units credited to the Stock Unit Account within sixty (60) days of the occurrence of a Separation From Service or at a Specified Time, as elected by the Director.

Subject to Section 7.2 below, and absent the earlier death of the Participant or a Change in Control, (i) if a Participant does not elect a Specified Time, the balance of the Participant’s vested Account will be distributed in cash, in a lump sum payment within sixty (60) days following his or her Separation From Service; (ii) if a Participant who is an Employee elects a Specified Time, but fails to elect a form of payment described in clauses (a), (b), and (c) above, the balance of the Participant’s vested Account will be distributed in cash, in a lump sum payment within sixty (60) days following the earlier of his or her Separation From Service and the Specified Time; and (iii) if a Participant who is a Director elects a Specified Time, but fails to elect a form of payment described in clauses (a), (b), and (c) above, the balance of the Participant’s vested Retainer Deferral Account will be distributed in cash, in a lump sum payment within sixty (60) days following the later of his or her Separation From Service and the Specified Time. The amount of any distribution pursuant to this paragraph will be calculated as of the date of the distribution.

7.2. Delay of Payment to Specified Employees Upon a Separation From Service. A distribution (or commencement of installments) to a Specified Employee that is to be paid upon a Separation From Service shall be delayed until the first day of the seventh month following the month containing the date of Separation From Service (or until death, if earlier). In the case of installments, the second installment will be paid on the anniversary of the first installment (and, in the case of quarterly payments, the second installment shall be delayed by three months), and each subsequent installment will be paid on each such anniversary thereafter (i.e., as originally scheduled).

7.3. Change in Time or Method of Distribution. A Participant’s election with respect to the time and manner of distribution may be modified and/or delayed by the Participant according to the following rules:

(a) The subsequent election shall take effect not earlier than twelve (12) months after the date on which the subsequent election is made;

(b) Except in the case of the Participant’s death, the payment with respect to which an election is made must be deferred for a period of at least five (5) years from the date the payment otherwise would have been made; and

(c) In the case of a distribution made on account of a Specified Time under Section 6.5, such election may not be made less than twelve (12) months prior to the date of the first scheduled payment.

7.4. Notice to Trustee. The Administrator will notify the Trustee in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan. The Administrator’s notice shall indicate the form, amount and frequency of benefits that such Participant or Beneficiary shall receive.

7.5. Withholding; Employment Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold any taxes required to be withheld by any Federal, state or local government. Pursuant to Code Section 3121(v), FICA taxes are due and payable at the time of deferral rather than at the time of distribution to the Participant. Accordingly, at the time of deferral, each Participant will be required to pay to the Employer, either by payroll deduction or check, the Participant’s share of FICA taxes due and payable. In the event of any Employer Credit under Section 3.5, the Administrator may satisfy any FICA withholding (at the time of such Credit or in connection with any later vesting) either by reducing other wage payments made to the Participant or by reducing the Account in a manner consistent with the Treasury Regulations under Section 409A of the Code.

Article 8. Amendment and Termination.

8.1. Amendment by Employer. The Company reserves the authority to amend or restate the Plan. Any changes are to be effective on the effective date of such amendment or restatement. Notwithstanding any such change, no Participant’s Account shall be reduced below the amount to which the Participant would have been entitled if he had voluntarily left the employ of the Employer immediately prior to the date of the change. The Company may from time to time make any amendment to the Plan that may be necessary to satisfy the Code or ERISA. Except as the Compensation Committee of the Board may otherwise determine, and subject to such restrictions and limitations as the aforesaid Compensation Committee or the Board may impose, the Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel, or the Executive Vice President and Chief Human Resources Officer of the Company may exercise the Company’s authority and powers under this Section 8.1 on behalf of the Company; provided, that except upon authorization from the aforesaid Compensation Committee, or the Board, no such officer may amend the Plan (i) in any way that affects such officer’s own rights or benefits except as incidental to a nondiscriminatory change affecting all similarly situated Participants, or (ii) to increase materially the benefits under, or the costs to the Company of, the Plan.

8.2. Retroactive Amendments. An amendment made by the Company in accordance with this Section may be made effective on a date prior to the first day of the Plan Year in which it is adopted if such amendment is necessary or appropriate to enable the Plan and Trust to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or ruling thereunder. Any retroactive amendment by the Company shall be subject to the provisions of Section 8.1.

8.3. Plan Termination. The Company has adopted the Plan with the intention and expectation that it will be continued indefinitely. However, the Company has no obligation or liability whatsoever to maintain the Plan for any length of time and may discontinue or terminate the Plan at any time by written notice delivered to the Participants without any liability hereunder for any such discontinuance or termination.

8.4. Distribution Upon Termination of the Plan. Upon termination of the Plan, no further contributions shall be made to the Plan. Accounts of Participants shall not be distributed at the time of termination but shall be maintained and continue to be governed by the Plan until paid out in accordance with the terms of the Plan, provided, however, that the Employer may elect to accelerate the time and form of payment, or make a payment under the Plan, where the acceleration of the payment is made pursuant to a termination and liquidation of the Plan in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix).

Article 9. The Rabbi Trust.

9.1. Establishment of Rabbi Trust. The Company has established the Trust, in accordance with the terms and conditions as set forth in the Trust Agreement between the Company and Fidelity Management Trust Company, dated as of February 1, 1999, as from time to time in effect, under which assets are held, administered and managed, subject to the claims of the Company’s creditors in the event of its insolvency, until paid to Participants and their Beneficiaries as specified in the Plan. The Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto.

Article 10. Miscellaneous.

10.1. Communication to Participants. The Plan, along with any amendments, will be provided to each Participant by the Administrator upon request. Participants shall have no right to receive Plan documentation or information that is not applicable to their participation in the Plan.

10.2. Limitation of Rights. None of the establishment of the Plan and the Trust, any amendment thereof, the creation of any fund or account, or the payment of any benefits will be construed as giving to any Participant or other person any legal or equitable right against the Employer, Administrator or Trustee, except as provided herein; and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby.

10.3. Spendthrift Provision. The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.

10.4. Facility of Payment. In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his or her affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Trustee to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Trust for the payment of benefits hereunder to such recipient.

10.5. No Implied Rights. Neither the establishment of the Plan nor any amendment or restatement thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Employer in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Employer shall not be required or be liable to make any payment under this Plan.

10.6. No Right to Employer Assets. Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Employer whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Employer, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Employer. Participants and Beneficiaries shall have the status of general unsecured creditors of the Employer. The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Employer. Nothing herein contained in the Plan constitutes a guarantee by the Employer that the assets of the Employer shall be sufficient to pay any benefit to any person.

10.7. No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Employer to continue the services of the Participant, or obligate the Participant to continue in the service of the Employer, or as a limitation of the right of the Employer to discharge any of its employees, with or without cause. Nothing herein shall be construed as fixing or regulating the compensation payable to the Participant.

10.8. Offset. If, at the time payments or installments of payments are to be made hereunder, the Participant or the Beneficiary or both are indebted or obligated to the Employer, then the payments remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Employer in a manner intended to comply with the requirements of Section 409A, as applicable, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Employer not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligations.

10.9. Notices. Any notice or other communication in connection with this Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified:

(a) If it is sent to the Employer or Administrator, it will be at the address specified by the Employer;

Domino’s Pizza LLC
30 Frank Lloyd Wright Drive
Ann Arbor, MI 48105
Attention: Benefit Manager

(b) If it is sent to the Trustee, it will be sent to the address set forth in the Trust Agreement; or, in each case at such other address as the addressee shall have specified by written notice delivered in accordance with the foregoing to the addresser’s then effective notice address.

10.10. Governing Law. The Plan will be construed, administered and enforced according to applicable provisions of ERISA, and to the extent not preempted thereby, the laws of the State of Michigan.

Article 11. Plan Administration.

11.1. Powers and Responsibilities of the Administrator. The Administrator has the full power and authority and the full responsibility to administer the Plan in all of its details. The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b) To interpret the Plan;

(c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d) To administer the claims and review procedures specified in Section 11.3;

(e) To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(f) To determine the person or persons to whom such benefits will be paid;

(g) To authorize the payment of benefits;

(h) To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

(i) To construe and administer the Plan as necessary to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder and guidance related thereto, subject to Section 11.5 below;

(j) To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan; and

(k) By written instrument, to allocate and delegate its responsibilities, including the formation of an Administrative Committee to administer the Plan.

11.2. Effect of Interpretation or Determination. Any interpretation or determination by the Administrator with respect to the Plan shall be final, binding and conclusive upon all persons in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously.

11.3. Claims and Review Procedures. The Administrator will prescribe procedures under Section 503 of ERISA for the administration of claims for benefits and appeals from denials of claims, which procedures (as from time to time amended and in effect) will be deemed a part of the Plan and incorporated herein.

11.4. Plan’s Administrative Costs. The Employer shall pay all reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator and the Trustee in administering the Plan and Trust Fund.

11.5. Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code (including all applicable transition relief, regulations, and other IRS guidance thereunder) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and none of the Company, the Employer, or any employee or director acting on behalf of the Employer under the Plan shall have any liability to any Participant or Beneficiary for any failure to comply with Section 409A of the Code.

IN WITNESS WHEREOF, the Employer by its duly authorized officer(s), has caused this Plan to be adopted on the 11th day of October, 2022.

DOMINO’S PIZZA LLC

By:	/s/ Sandeep Reddy
Name:	Sandeep Reddy
Title:	Executive Vice President and Chief Financial Officer